Exhibit 99.1

NEWS RELEASE

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Announces Second Quarter 2007 Results

Burlington, Mass. – August 9, 2007 – Gensym Corporation (Pink Sheets: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $3,967,000 and net income of $204,000, or $0.03 per diluted share, for the quarter ended June 30, 2007. For the corresponding quarter of 2006, Gensym had revenues of $4,452,000 and net income of $94,000, or $0.01 per diluted share.

For the six-month period ending June 30, 2007, revenues were $8,060,000, with net income of $383,000, or $0.05 per diluted share. For the corresponding period in 2006, Gensym had revenues of $8,340,000 and a net loss of $379,000, or $0.05 per diluted share.

The results for the second quarter of 2007 included non-cash expense related to stock-based compensation of $5,000, or $0.00 per share, as compared to stock-based compensation expense of $73,000, or $0.01 per share, in the same period of 2006. For the six-month period ended June 30, 2007, non-cash expense related to stock-based compensation was $15,000, or $0.00 per share, compared to $167,000, or $0.02 per share, for the corresponding period of 2006.

“We are pleased to report our third consecutive profitable quarter,” said Robert Ashton, Gensym’s, president and CEO.”

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2, are registered of Gensym Corporation.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this news release that relate to prospective events or developments are deemed to be forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the impact of intense competition, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports o Form 10-Q filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intent or obligation to update any forward- looking statement as a result of developments occurring after the date of this news release.

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GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS

Current Assets:
Cash and cash equivalents	$3,210	$3,238
Accounts receivable, net	2,272	2,952
Other current assets	493	453

Total current assets	5,975	6,643

Property and equipment, net	464	561
Deposits and other assets	125	132

Total assets	$6,564	$7,336

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Other current liabilities	$1,639	$2,468
Deferred revenue	4,318	4,323

Total current liabilities	5,957	6,791

Long term deferred revenue	530	826
Capital lease and other long term liabilities, net of current portion	124	181

Total liabilities	6,611	7,798

Total stockholders’ deficit	(47)	(462)

Total liabilities and stockholder’s deficit	$6,564	$7,336

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Product	$1,446	$1,628	$3,051	$3,320
Services	2,521	2,824	5,009	5,020

Total revenues	3,967	4,452	8,060	8,340

COST OF REVENUES:
Product	80	96	197	227
Services	1,012	1,240	2,137	2,098

Total cost of revenues	1,092	1,336	2,334	2,325

Gross profit	2,875	3,116	5,726	6,015

OPERATING EXPENSES:
Sales and marketing	777	1,113	1,487	2,417
Research and development	645	739	1,317	1,700
General and administrative	1,208	1,196	2,432	2,293

	2,630	3,048	5,236	6,410

Operating income (loss)	245	68	490	(395)
OTHER (EXPENSE) INCOME, NET	(10)	33	(21)	25

Income (loss) before provision for income taxes	235	101	469	(370)

PROVISION FOR INCOME TAXES	31	7	86	9

Net income (loss)	$204	$94	$383	$(379)

Basic earnings (loss) per share	$0.03	$0.01	$0.05	$(0.05)
Diluted earnings (loss) per share	$0.03	$0.01	$0.05	$(0.05)
Weighted average common shares outstanding, basic	7,879	7,463	7,879	7,450
Weighted average common shares outstanding, diluted	8,128	8,122	8,091	7,450